Exhibit 99

            REORGANIZATION PLAN OF AXIOHM TRANSACTION SOLUTIONS, INC
         AND ITS U.S. SUBSIDIARIES CONFIRMED BY COURT-- EMERGENCE FROM
                           CHAPTER 11 EXPECTED IN MAY


Blue Bell, PA, May 1, 2000. Axiohm Transaction Solutions Inc. (OTCBB: AXHMQ) and its U.S. Subsidiaries announced that the United States Bankruptcy Court in Wilmington, Delaware confirmed the Company's Plan of Reorganization on Thursday, April 27, 2000. Subject to certain conditions, including the ability to take the Company private, the Plan is expected to take effect in mid-May. The Plan received overwhelming support of the Company's creditors and shareholders. In addition, the Court approved the Company's exit financing in the form of a new revolving line of credit in the amount of up to $23 million provided by Lehman Commercial Paper, Inc.

Upon the effective date of the Plan, the Company's senior secured term indebtedness in the amount of $62,650,000 will be refinanced and the holders thereof will also receive warrants. The holders general unsecured claims, including the holders of $120 million in senior subordinated notes, will receive 100% of the new common stock of the reorganized Company. The old common stock will be cancelled, although shareholders will receive certain limited rights to participate in the proceeds of any future public offering or sale of the Company within the next five years. All claims of suppliers and other trade vendors were not affected by the Plan and will be paid in full.

"We are very happy that we were able to restructure and significantly reduce our long term indebtedness in a short period of time and with a minimal disruption to the business," said Nicolas Dourassoff, President and CEO. "We believe the overwhelming support for the restructuring by our creditors and shareholders demonstrates their continued confidence in the Company's future success. The support we received from our customers, vendors, and employees throughout the process was immeasurably important to us and for that we are grateful."

With sales offices in eight countries, distribution relationships in 20 countries and seven manufacturing facilities located in four countries, Axiohm is among the largest non-captive designers, manufacturers and marketers of transaction printers in the world. With the completion of the chapter 11 process, the Company will increase its focus on delivery of new products and technology and take advantage of its extensive research and development capabilities. "In short," said Dourassoff, "our financial house is in order and we are better positioned to take advantage of our competitive edge in research and development and continue our tradition of innovation and reliability."

                                     -MORE-

AXIOHM TRANSACTION SOLUTIONS                                 PAGE TWO


THE GENERAL SUMMARY OF THE CONFIRMED PLAN OF REORGANIZATION CONTAINED IN THIS NEWS RELEASE IS NOT MEANT TO BE COMPLETE. THE FULL TEXT OF THE CONFIRMED PLAN HAS BEEN FILED WITH THE U.S. BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE.


Axiohm Transaction Solutions, Inc., based in Blue Bell, Pennsylvania, is a leading designer and manufacturer of printers and ancillary products. The transaction printers employ thermal and impact technology and are used to print documents such as point of sale receipts, gaming tickets, and other transaction records. Axiohm also designs and manufactures thermal and impact printer mechanisms, magnetic-stripe and smart-card readers, and bar code printers. Axiohm sells to distributors, end users, OEMs, and VARs. Approximately 80% of Axiohm's sales are to OEMs; and about 40% of sales come from outside the US.

SAFE HARBOR" STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains certain forward-looking statements pertaining to a voluntary bankruptcy petition, the outcome of the company's agreement with certain lenders, the outcome of a reorganization plan filed with the bankruptcy court, future operations and other matters. These statements are subject to uncertainties and other factors. Should one or more of these uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual events or results may vary materially from those anticipated. Such uncertainties and other factors include the outcome of negotiations with the company's lenders with respect to the plan or reorganization and other documents related thereto, approval by the Bankruptcy Court, objections of third parties, as well as the company's ability to maintain market-share, trends in the transaction printer industry, and general economic conditions. The company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.